                                                                     EXHIBIT 15B

                                   SCHEDULE A


     This schedule is an integral part of the Agreement to which it is attached. Capitalized terms used herein have the same meaning as given to them in the Agreement, except as otherwise noted.


NAME OF PORTFOLIO                                           EFFECTIVE DATE

Monument Washington Regional Growth Fund                    October 27, 1997

Monument Washington Regional Aggressive Growth Fund         October 27, 1997

Monument Internet Fund                                      September 29, 1998







Adopted as of October 27, 1997

Amended as of September 29, 1998